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Unique Fabricating, Inc. Reports First Quarter 2020 Financial Results
$1.1 million net loss resulting from 11% lower COVID-19 impacted sales; $0.6 million higher swap related interest, and $0.9 million restructuring costs
10% Adjusted EBITDA(1) Improvement on Lower Revenue with $1.4 Million Reduction in SG&A
Auburn Hills, MI – June 25th, 2020 — Unique Fabricating, Inc. (“Unique Fabricating” or the “Company”) (NYSE American: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, consumer, and medical markets, today announced its financial results for the first quarter ended March 31, 2020.
First Quarter 2020 Financial Results
▪Net sales of $35.0 million compared to $39.5 million in the first quarter of 2019.
▪Net loss of $1.1 million or $0.12 per basic and diluted share compared to a net loss of $0.2 million or $0.02 per basic and diluted share in the first quarter of 2019.
▪Restructuring charges of $0.9 million primarily related to closing the Company’s Bryan, Ohio plant and remaining costs from the Evansville, Indiana closure.
▪Interest expense increased $0.6 million compared to prior year to $1.7 million primarily due to our interest rate swap.
▪Adjusted EBITDA(1) of $3.2 million excluding the $0.9 million in restructuring expense, compared to $3.0 million in the first quarter of 2019 which included $0.1 million in restructuring expense. $1.4 million lower SG&A costs compared to first quarter 2019 driven by the realization of the comprehensive cost reduction program begun last year.
▪Total debt reduced by $7.9 million to $46.4 million as of March 31, 2020 compared to $54.3 million as of March 31, 2019 as the Company managed cash resulting in an increase in operating cash generated from higher earnings and decreased use of working capital.
(1)For a reconciliation of Net Income to Adjusted EBITDA, a non-GAAP financial measure, please refer to the financial tables below.
“The 10% increase in our first quarter Adjusted EBITDA despite $4.5 million lower sales confirms that our ongoing comprehensive performance improvement activities continue to result in enhanced operational efficiency and we expect will set the stage for sustainable profitability as market conditions improve,” said Doug Cain, President & CEO. “Over the last nine months, the Unique team has continued to execute our detailed plans despite the negative macro factors impacting the auto industry and the economy as a whole. I am proud of our total company efforts to support the medical and manufacturing communities over the last 10 weeks by pivoting our capabilities to produce PPE which we believe demonstrates our ability to adapt quickly to global challenges. Our ‘Boldly Back on Track’

initiatives are ongoing despite the challenges presented by COVID-19 and we believe our mid and longer-term targets remain attainable. We approach the second half of 2020 with additional key talent, a committed leadership team and organization, and a lean cost-efficient structure focused on the key drivers for profitable growth.”
“The impact of COVID-19 and the resulting customer shutdowns resulted in $3.2 million lower net sales in March,” continued Mr. Cain. “The situation significantly worsened in April, as automakers shut down manufacturing. During this timeframe we were able to adapt certain manufacturing capacity to provide personal protective equipment for healthcare and manufacturing workers. The auto industry began to quickly recover in June, and with it, our auto-related manufacturing came back online. Pent-up demand, encouraging production forecasts, and a renewed industry focus on bringing the supply chain back to North America give us confidence in the second half of 2020. While returning to normalized production levels has been challenging, the cost-reduction initiatives of the last nine months helped us weather the storm, and we believe the worst is behind us.”
Coronavirus Update
As previously announced, the Company has taken decisive actions to reduce costs and increase financial flexibility in response to the unprecedented uncertainty related to the impact the COVID-19 pandemic has had on the global automotive industry. These actions include actively managing costs, capital expenditures, and working capital. Additionally, the Company received a loan of approximately $6.0 million pursuant to the U.S. Small Business Administration Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security Act.
The Company continues to follow the guidelines concerning creating a safe work environment provided by the various governmental entities in the jurisdictions where we operate and is taking additional measures to protect our employees.
Due to the inherent uncertainty of the unprecedented and rapidly evolving situation, the Company is unable to determine the full impact of the COVID-19 pandemic on our business going forward and to date.
Regarding the first and second quarter COVID-19 impact on our business, the dramatic reduction of automotive shipments in the second half of March reduced our net sales for the first quarter by approximately $3.2 million. We estimate that total net sales for April and May 2020 were $2.0 million and $2.8 million, respectively. This reflected almost no automotive revenue from any of our customers regardless of location. We did continue to ship to our regular appliance, consumer, and medical customers during this time albeit at a lower than planned rate. The result was a $20 million or 80% shortfall of net sales for those two months despite the more than $1.0 million increased sales in new PPE support for the healthcare and manufacturing sectors. We completely shut down our Mexico operations in April and May 2020 in accordance with government mandates and dramatically reduced our operations in all other locations in line with the demand drop. Mexican operations reopened, on a reduced basis, in June 2020.
For June 2020, we currently estimate net sales substantially higher than net sales for either April and May 2020, although substantially lower than net sales for June 2019, with a forecast slightly above $9 million. The anticipated improvement in June net sales is driven by expected substantial increases in our net sales to automotive customers and to a lesser degree our appliance business. For the second quarter of 2020, we currently expect net sales of approximately $14 million or 36% of net sales for the second quarter of 2019. Information concerning the second quarter is preliminary and may be subject to adjustment or change.
The latest North American third-party service automotive production forecast for the second half of the year are at approximately 90% of initial 2020 volumes. If this automotive production forecast level for the second half of 2020 holds, we expect to generate improved operating cash flows, reflecting actions taken to date. We note that projected results are subject to substantial uncertainty, including as a result of the continuing impact of the COVID-19 pandemic on the economy and our industry, as well as other factors referenced in “Forward Looking Statements.” There can be no assurance that our results will not vary significantly from our current expectations.
First Quarter 2020 Financial Summary
Net sales for the quarter were $35.0 million, down 11.4% or $4.5 million from $39.5 million during the same period last year. The decrease included the second half of March impact of $3.2 million lost sales resulting from customer shutdowns due to COVID-19 impact. The remaining $1.3 million lower sales was the result of a combination of factors including the appliance business lost from the Evansville, Indiana plant closure in 2019 and a slight overall industry decline.
Gross profit for the quarter was $7.1 million, or 20.2% of total net sales, compared to $8.3 million, or 21.0% of net sales, for the corresponding period last year. The loss of contribution margin on the $4.5 million lower sales is the primary cause of the lower gross profit margin
Restructuring expense for the 2020 quarter of $0.9 million was primarily related to the previously announced closure of the Company’s Bryan, Ohio plant and remaining costs from the Evansville, Indiana closure, compared to $0.1 million in restructuring expense incurred in the same period last year. Management does not anticipate additional cash restructuring charges during 2020 but does expect to report $0.4 million in severance costs associated with salaried workforce changes in both Mexico and the U.S.
Net loss of $1.1 million or $0.12 per basic and diluted share compared to a net loss of $0.2 million or $0.02 per basic and diluted share in the first quarter of 2019. The increase in net loss is attributable to the $4.5 million decrease in net sales year over year, a $0.8 million increase in restructuring costs, and the $0.6 million increase in interest expense. This was partially offset by a $1.4 million reduction in SG&A, which included the impacts of the comprehensive cost reduction, facility rationalization, and organizational alignment activities implemented over the last year.
Adjusted EBITDA for the first quarter was $3.2 million compared to $3.0 million in the first quarter of 2019. Despite the $4.5 million decrease in net sales year over year, the improvement was the result of ongoing performance enhancement activities. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.
Balance Sheet Summary
As of March 31, 2020, the Company had approximately $1.8 million in cash and cash equivalents, compared to March 31, 2019 when the Company had $0.6 million in cash and cash equivalents. Total debt outstanding as of March 31, 2020 was $47.1 million compared to $54.3 million as of March 31, 2019 and $47.5 million as of December 29, 2019, as operating cash generated from earnings and decreased use of working capital was used to pay down outstanding debt.
Results Conference Call
Unique Fabricating will host a conference call and live webcast to review the quarterly results and provide a corporate update today at 9 a.m. Eastern Time. To access the call, please dial 877-407-8133 (toll free) or 201-689-8040 (international) and if requested, reference conference ID 35308. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12 p.m. ET on June 25, 2020 until 9 a.m. ET on July 9, 2020 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 35308.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness

(NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
We present Adjusted EBITDA in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock awards, goodwill impairment, non-recurring integration expense, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We believe that Adjusted EBITDA is a useful performance measure used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the second quarter of 2020 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K/A for the year ended December 29, 2019, as amended, filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	March 31, 2020	December 29, 2019
Assets
Current assets
Cash and cash equivalents	$1,759	$650
Accounts receivable, net of reserves of approximately $0.8 million and $0.9 million at March 31, 2020 and December 29, 2019, respectively	24,806	24,701
Inventory, net	15,259	13,047
Prepaid expenses and other current assets:
Prepaid expenses and other	3,295	2,108
Refundable taxes	1,207	1,049
Assets held for sale	1,003	1,003
Total current assets	47,329	42,558
Property, plant, and equipment, net	23,096	23,415
Goodwill	22,111	22,111
Intangible assets	10,639	11,625
Other assets
Operating leases	11,421	—
Investments, at cost	1,054	1,054
Deposits and other assets	226	226
Deferred tax asset	679	679
Total assets	$116,555	$101,668
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,956	$9,324
Current maturities of long-term debt	2,847	2,847
Accrued compensation	764	1,225
Other accrued liabilities	3,403	1,979
Total current liabilities	21,970	15,375
Long-term debt, net of current maturities	31,819	33,220
Line of credit	11,750	11,418
Other long-term liabilities:
Deferred tax liability	874	1,324
Other liabilities	11,796	871
Total liabilities	78,209	62,208
Stockholders’ equity:
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,779,147 issued and outstanding at March 31, 2020 and December 29, 2019, respectively	10	10
Additional paid-in-capital	46,034	46,011
Accumulated deficit	(7,698)	(6,561)
Total stockholders’ equity	38,346	39,460
Total liabilities and stockholders’ equity	$116,555	$101,668

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net sales	$34,976	$39,467
Cost of sales	27,901	31,167
Gross profit	7,075	8,300
Selling, general, and administrative expenses	5,865	7,273
Restructuring expenses	920	91
Operating income	290	936
Other income (expense):
Other, net	(24)	18
Interest expense	(1,666)	(1,100)
Other expense, net	(1,690)	(1,082)
(Loss) before income tax (benefit) expense	(1,400)	(146)
Income tax (benefit) expense	(263)	43
Net loss	$(1,137)	$(189)
Net loss per share:
Basic	$(0.12)	$(0.02)
Diluted	$(0.12)	$(0.02)
Dividends declared per share	$—	$0.05

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cash Flows from Operating Activities
Net loss	$(1,137)	$(189)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,751	1,702
Amortization of debt issuance costs	37	44
Loss on sale of assets	12	(7)
Bad debt adjustment	213	61
Loss on derivative instrument	614	272
Stock option expense	23	33
Deferred income taxes	(450)	(114)
Accounts receivable	(318)	528
Inventory	(2,266)	415
Prepaid expenses and other assets	(1,344)	251
Accounts payable	5,968	62
Accrued and other liabilities	(848)	(1,487)
Other, net	593	—
Net cash provided by operating activities	2,848	1,571
Cash Flows from Investing Activities
Capital expenditures	(296)	(870)
Proceeds from sale of property, plant and equipment	5	7
Net cash used in investing activities	(291)	(863)
Cash Flows from Financing Activities
Net change in bank overdraft	(335)	1,355
Payments on term loans	(1,425)	(1,925)
Proceeds from capital expenditure line	—	700
(Payments on) proceeds from revolving credit facilities, net	312	(454)
Distribution of cash dividends	—	(489)
Net cash used in financing activities	(1,448)	(813)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	1,109	(105)
Cash and cash equivalents at beginning of period	650	1,410
Cash and cash equivalents at end of period	$1,759	$1,305
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,513	$1,051
Cash paid for Income taxes	$241	$133

UNIQUE FABRICATING INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited – dollars in thousands)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net loss	$(1,137)	$(189)
Plus: Interest expense, net	1,666	1,100
Plus: Income tax (benefit) expense	(263)	43
Plus: Depreciation and amortization	1,751	1,702
Plus: Non-cash stock award	23	33
Plus: Restructuring expenses	920	91
Plus: One-time consulting and licensing ERP system implementation costs	275	173
Adjusted EBITDA	$3,235	$2,953